EXHIBIT 10.20

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

Named Executive Officer	2011 Base Salaries*
Steven L. Newman President and Chief Executive Officer	$1,100,000
Ricardo H. Rosa Senior Vice President and Chief Financial Officer	$500,000
Eric B. Brown Executive Vice President, Legal and Administration	$500,000
Arnaud A.Y. Bobillier Executive Vice President, Asset and Performance	$435,000

*The base salaries were effective February 16, 2011.